Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman and Co-Chief Executive Officer (951) 739-6200

Roger S. Pondel / Judy Lin
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2023 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

-- Record Fourth Quarter Net Sales Rise 14.4 Percent to $1.73 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $27.1 Million, Rise 16.1 Percent --

-- Gross Profit as a Percentage of Net Sales Improves to 54.2 Percent on a Reported Basis and to 54.5 Percent Excluding the Bang Inventory Step-Up --

-- Fourth Quarter Net Income Increases 21.6 Percent to $367.0 Million --

-- Fourth Quarter Net Income, Excluding Alcohol Brands Segment Impairment Charges and the Bang Inventory Step-Up, Increases 33.1 Percent to $401.5 Million --

Corona, CA – February 28, 2024* – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2023.

Fourth Quarter Results

Net sales for the 2023 fourth quarter increased 14.4 percent to $1.73 billion, from $1.51 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2023 fourth quarter of $27.1 million. Net sales on a foreign currency adjusted basis increased 16.1 percent in the 2023 fourth quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks, Bang Energy® drinks and Monster Tour Water®, increased 15.1 percent to $1.60 billion for the 2023 fourth quarter, from $1.39 billion for the 2022 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $18.8 million for the 2023 fourth quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 16.5 percent in the 2023 fourth quarter.

*Press release amended to reflect a correction of the gross profit number for the three-months ended December 31, 2023 in the Condensed Consolidated Statements of Income and Other Information.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, decreased 1.3 percent to $91.8 million for the 2023 fourth quarter, from $93.0 million in the 2022 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $8.3 million for the 2023 fourth quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 7.7 percent in the 2023 fourth quarter.

Net sales for the Alcohol Brands segment, which is comprised of The Beast Unleashed® which was launched in the 2023 first quarter, as well as the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, increased 30.6 percent to $35.2 million for the 2023 fourth quarter, from $26.9 million in the 2022 fourth quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased 6.2 percent to $4.9 million for the 2023 fourth quarter, from $4.6 million in the 2022 fourth quarter.

Net sales to customers outside the United States increased 17.4 percent to $637.0 million in the 2023 fourth quarter, from $542.5 million in the 2022 fourth quarter. Such sales were approximately 37 percent of total net sales in the 2023 fourth quarter, compared with 36 percent in the 2022 fourth quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 22.4 percent in the 2023 fourth quarter.

Gross profit as a percentage of net sales for the 2023 fourth quarter was 54.2 percent, compared with 51.8 percent in the 2022 fourth quarter. The increase in gross profit as a percentage of net sales was primarily the result of pricing actions in certain markets, decreased freight-in costs and lower input costs. Inventory purchased as part of the Bang Transaction was recorded at fair value. Certain of the purchased inventory was subsequently sold in the 2023 fourth quarter and was recognized through cost of sales at fair value (the “Bang Inventory Step-Up”). As a result of the Bang Inventory Step-Up, gross profit was adversely impacted by approximately $5.0 million during the 2023 fourth quarter.

Gross profit as a percentage of net sales was 54.5 percent for the 2023 fourth quarter, excluding the Bang Inventory Step-Up.

Operating expenses for the 2023 fourth quarter were $504.4 million, compared with $390.0 million in the 2022 fourth quarter. Operating expenses as a percentage of net sales for the 2023 fourth quarter were 29.2 percent, compared with 25.8 percent in the 2022 fourth quarter. Operating expenses for the 2023 fourth quarter included $39.9 million of impairment charges related to the Alcohol Brands segment (the “Alcohol Impairment Charges”), due in part to the continuing challenges in the craft beer and seltzer categories. The Alcohol Impairment Charges relate to certain non-amortizing intangibles as well as property and equipment acquired as part of the CANarchy transaction. Exclusive of the Alcohol Impairment Charges, operating expenses as a percentage of net sales were 26.8 percent for the 2023 fourth quarter.

Distribution expenses for the 2023 fourth quarter were $79.6 million, or 4.6 percent of net sales, compared with $76.1 million, or 5.0 percent of net sales, in the 2022 fourth quarter.

Selling expenses for the 2023 fourth quarter were $176.8 million, or 10.2 percent of net sales, compared with $145.3 million, or 9.6 percent of net sales, in the 2022 fourth quarter.

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Monster Beverage Corporation

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General and administrative expenses for the 2023 fourth quarter were $248.0 million, or 14.3 percent of net sales, compared with $168.5 million, or 11.1 percent of net sales, for the 2022 fourth quarter. General and administrative expenses for the 2023 fourth quarter include the Alcohol Impairment Charges. Exclusive of the Alcohol Impairment Charges, general and administrative charges as a percentage of net sales were 12.0 percent for the 2023 fourth quarter. Stock-based compensation was $16.4 million for the 2023 fourth quarter, compared with $14.9 million in the 2022 fourth quarter.

Operating income for the 2023 fourth quarter increased 10.0 percent to $434.0 million, from $394.4 million in the 2022 fourth quarter, primarily as a result of an increase in net sales, as well as an increase in gross profit as a percentage of net sales. Operating income, adjusted for the Bang Inventory Step-Up and Alcohol Impairment Charges, increased 21.4 percent to $478.9 million in the 2023 fourth quarter.

The effective tax rate for the 2023 fourth quarter was 18.5 percent, compared with 23.3 percent in the 2022 fourth quarter. The decrease in the effective tax rate for the 2023 fourth quarter was primarily due to a large increase in the tax benefit related to the exercise of non-qualified stock options.

Net income for the 2023 fourth quarter increased 21.6 percent to $367.0 million, from $301.7 million in the 2022 fourth quarter. Net income, adjusted for the Bang Inventory Step-Up and Alcohol Impairment Charges, net of tax, increased 33.1 percent to $401.5 million in the 2023 fourth quarter. Net income per diluted share for the 2023 fourth quarter increased 22.3 percent to $0.35, from $0.29 in the fourth quarter of 2022. Net income per diluted share, adjusted for the Bang Inventory Step-Up and Alcohol Impairment Charges was $0.38 for the 2023 fourth quarter.

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “We continue to see sound growth in the energy drink market globally. We are pleased to report another quarter of solid revenue growth, with record sales for our fourth quarter and 2023 financial year. The quarter and the 2023 financial year were again impacted by unfavorable foreign currency exchange rates.

“Gross profit margins in the quarter improved significantly as compared to the 2022 fourth quarter, primarily the result of pricing actions, decreased freight-in costs and lower input costs. Gross profit margins also improved sequentially from the previous quarters.

“The Bang Energy acquisition has been successfully integrated and is performing according to expectations.”

“Operating expenses for the Alcohol Brands Segment included impairment charges of $39.9 million for the 2023 fourth quarter, relating to certain acquired non-amortizing intangibles as well as property and equipment, as a result of the continuing challenges in the craft beer and seltzer categories,” Schlosberg said.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “Innovation continues to play an important role in our strategy and contributed to our record sales in 2023. In particular, among our innovation products in the United States, Monster Energy® Zero Sugar and Monster Energy Ultra® Strawberry Dreams™ are standouts. We have a wide range of new innovation products planned for 2024 in the United States including our new Monster Energy® Ultra Fantasy Ruby Red™ and Juice Monster® Rio Punch™ products.

“Monster Energy® Zero Sugar was launched in Great Britain, Ireland and Poland in the second half of 2023 with additional launches planned throughout EMEA in 2024.

“We achieved our goal of securing availability of The Beast Unleashed® throughout most of the United States by the end of last year and have commenced with the roll-out of The Beast Unleashed® in 24 oz. single serve cans in the convenience and gas channel. We are currently launching Nasty Beast™, our new hard tea, in 12 oz. variety packs, as well as in 24 oz. single serve cans. Our innovation pipeline for both our non-alcohol and alcohol beverages remains strong,” Sacks said.

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Monster Beverage Corporation

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2023 Full-Year Results

Net sales for the year ended December 31, 2023 increased 13.1 percent to $7.14 billion, from $6.31 billion in the comparable period last year.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the year ended December 31, 2023 of $146.7 million. Net sales on a foreign currency adjusted basis increased 15.5 percent for the year ended December 31, 2023.

Gross profit, as a percentage of net sales, for the year ended December 31, 2023 was 53.1 percent, compared with 50.3 percent in the comparable period last year.

Operating expenses for the year ended December 31, 2023 were $1.84 billion, compared with $1.59 billion in the comparable period last year.

Operating income for the year ended December 31, 2023 increased to $1.95 billion, from $1.58 billion in the comparable period last year.

The effective tax rate was 21.2 percent for the year ended December 31, 2023, compared with 24.2 percent in the comparable period last year.

Net income for the year ended December 31, 2023 increased 36.9 percent to $1.63 billion, from $1.19 billion in the comparable period last year.  Net income per diluted share for the year ended December 31, 2023 increased 38.0 percent to $1.54, from $1.12 in the comparable period last year.

Share Repurchase Program

During the 2023 fourth quarter, the Company purchased approximately 0.8 million shares of its common stock at an average purchase price of $54.57 per share, for a total amount of $43.2 million (excluding broker commissions). As of February 27, 2024, approximately $642.4 million remained available for repurchase under the previously authorized repurchase programs.

Investor Conference Call

The Company will host an investor conference call today, February 28, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast Unleashed® and Nasty Beast™ Hard Tea. For more information visit www.monsterbevcorp.com.

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Monster Beverage Corporation

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate Bang Energy® businesses and assets, transition the acquired beverages to the Company’s primary distributors, and retain and increase sales of the acquired beverages; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2022 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2023 AND 2022

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales¹	$1,730,108	$1,512,930	$7,140,027	$6,311,050

Cost of sales	791,736	728,615	3,345,821	3,136,483

Gross profit¹	938,372	784,315	3,794,206	3,174,567
Gross profit as a percentage of net sales	54.2%	51.8%	53.1%	50.3%

Operating expenses	504,414	389,964	1,840,851	1,589,846
Operating expenses as a percentage of net sales	29.2%	25.8%	25.8%	25.2%

Operating income¹	433,958	394,351	1,953,355	1,584,721
Operating income as a percentage of net sales	25.1%	26.1%	27.4%	25.1%

Interest and other income (expense), net	16,117	(825)	115,127	(12,757)

Income before provision for income taxes¹	450,075	393,526	2,068,482	1,571,964

Provision for income taxes	83,097	91,853	437,494	380,340
Income taxes as a percentage of income before taxes	18.5%	23.3%	21.2%	24.2%

Net income	$366,978	$301,673	$1,630,988	$1,191,624
Net income as a percentage of net sales	21.2%	19.9%	22.8%	18.9%

Net income per common share:
Basic	$0.35	$0.29	$1.56	$1.13
Diluted	$0.35	$0.29	$1.54	$1.12

Weighted average number of shares of common stock and common stock equivalents:
Basic	1,040,584	1,044,746	1,044,887	1,053,558
Diluted	1,052,524	1,058,310	1,057,981	1,066,442

Energy Drink Case sales (in thousands) (in 192-ounce case equivalents)	185,304	166,227	769,241	701,677
Average net sales per case[2]	$9.12	$8.91	$9.01	$8.82

¹Includes $10.0 million and $9.9 million for the three-months ended December 31, 2023 and 2022, respectively, related to the recognition of deferred revenue. Includes $40.0 million for both the twelve-months ended December 31, 2023 and 2022, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment average net sales per case.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,297,675	$1,307,141
Short-term investments	955,605	1,362,314
Accounts receivable, net	1,193,964	1,016,203
Inventories	971,406	935,631
Prepaid expenses and other current assets	116,195	109,823
Prepaid income taxes	54,151	33,785
Total current assets	5,588,996	4,764,897

INVESTMENTS	76,431	61,443
PROPERTY AND EQUIPMENT, net	890,796	516,897
DEFERRED INCOME TAXES, net	175,003	177,039
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,427,139	1,220,410
OTHER ASSETS	110,216	134,478
Total Assets	$9,686,522	$8,293,105

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$564,379	$444,265
Accrued liabilities	183,988	172,991
Accrued promotional allowances	269,061	255,631
Deferred revenue	41,914	43,311
Accrued compensation	87,392	72,463
Income taxes payable	14,955	13,317
Total current liabilities	1,161,689	1,001,978

DEFERRED REVENUE	204,251	223,800

OTHER LIABILITIES	91,838	42,286

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,122,592 shares issued and 1,041,571 shares outstanding as of December 31, 2023; 1,283,688 shares issued and 1,044,600 shares outstanding as of December 31, 2022	5,613	6,418
Additional paid-in capital	4,975,115	4,776,804
Retained earnings	5,939,736	9,001,173
Accumulated other comprehensive loss	(125,337)	(159,073)
Common stock in treasury, at cost; 81,021 shares and 239,088 shares as of December 31, 2023 and December 31, 2022, respectively	(2,566,383)	(6,600,281)
Total stockholders' equity	8,228,744	7,025,041
Total Liabilities and Stockholders’ Equity	$9,686,522	$8,293,105